UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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FORMFACTOR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FORMFACTOR, INC.

7005 Southfront Road

Livermore, California  94551

April 23, 2007

2007 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of FormFactor, Inc., which will be held at our offices located at 7005 Southfront Road, Livermore, California  94551, on Thursday, May 17, 2007, at 3:00 p.m., Pacific Daylight Time.

The agenda for the Annual Meeting is described in detail in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement. We urge you to carefully review the attached proxy materials.

Your vote is important.   Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by completing, dating, signing and promptly returning the accompanying proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares may be represented at the Annual Meeting. Returning the accompanying proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We thank you for your support and look forward to seeing you at the Annual Meeting.

With best regards,

Dr. Igor Y. Khandros
Chief Executive Officer

Livermore, California
April 23, 2007

FORMFACTOR, INC.

7005 Southfront Road

Livermore, California  94551

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of FormFactor, Inc. will be held at our offices located at 7005 Southfront Road, Livermore, California  94551, on Thursday, May 17, 2007, at 3:00 p.m., Pacific Daylight Time, for the following purposes:

1.                To elect three Class I directors to our Board of Directors, each to serve on our Board of Directors until his successor has been elected and qualified or until his earlier death, resignation or removal. The director nominees are:

Dr. Thomas J. Campbell
Dr. Igor Y. Khandros
Lothar Maier

2.                To ratify the selection of PricewaterhouseCoopers LLP as FormFactor’s independent registered public accounting firm for the fiscal year ending December 29, 2007.

3.                To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement for the 2007 Annual Meeting of Stockholders accompanying this Notice. The record date for determining those stockholders of our company who will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof is March 30, 2007. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at FormFactor’s principal executive offices.

Your vote is important.   Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by completing, dating, signing and promptly returning the accompanying proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares may be represented at the Annual Meeting. Returning the accompanying proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Stuart L. Merkadeau
Secretary
Livermore, California
April 23, 2007

The information in the Report of the Audit Committee and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be “soliciting material” or to be filed under those Acts.

Please note that information on FormFactor’s website is not incorporated by reference in this Proxy Statement.

FORMFACTOR, INC.
7005 Southfront Road
Livermore, California  94551

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

April 23, 2007

GENERAL

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of FormFactor, Inc., a Delaware corporation, with respect to the 2007 Annual Meeting of Stockholders to be held at our offices located at 7005 Southfront Road, Livermore, California  94551, on Thursday, May 17, 2007, at 3:00 p.m., Pacific Daylight Time, and at any adjournment or postponement of the Annual Meeting.

This Proxy Statement and the accompanying proxy card were first mailed to our stockholders on or about April 23, 2007. Our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 was enclosed with this Proxy Statement in such mailing.

Purpose of Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Voting and Solicitation

Record Date.   Only stockholders of record of our common stock at the close of business on March 30, 2007, which is the record date, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, we had 47,761,821 shares of our common stock outstanding and entitled to vote, which were held by 87 stockholders of record.

Voting Rights.   Holders of our common stock are entitled to one vote for each share held as of the record date. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees for director and the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, all as presented in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement. Please note that if your shares of our common stock are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Quorum.   A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required to Approve Proposals.   With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders may not cumulate votes in the election of directors. Approval and adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by the stockholders.

Effect of Abstentions and Broker Non-Votes.   Abstentions will have no effect with regard to the election of directors, since approval of a percentage of shares present or outstanding is not required for this proposal, and will have the same effect as negative votes with regard to all other matters. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Brokers that are members of certain exchanges are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting, and will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Although all of the proposals to be voted on at the meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether a quorum is present, but would not be considered entitled to vote on the proposal and would not be taken into account in determining the outcome of the non-routine proposal.

Recommendations of our Board of Directors

Proposal No. 1.   Our Board of Directors recommends a vote FOR the election of Dr. Thomas J. Campbell, Dr. Igor Y. Khandros and Lothar Maier to our Board of Directors as Class I directors.

Proposal No. 2.   Our Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007.

How to Vote

Voting by Mail.   By completing, dating, signing and returning the proxy accompanying this Proxy Statement in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States), you are authorizing the individuals named on the proxy, who are officers of FormFactor and are known as proxy holders, to vote your shares at the Annual Meeting in the manner that you indicate. We encourage you to sign and return the proxy even if you plan to attend the Annual Meeting. In this way, your shares will be voted if you are unable to attend the Annual Meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, date, sign and return all proxies to ensure that all of your shares of our common stock are voted at the Annual Meeting.

Voting in Person.   If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of such shares.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting, or at the Annual Meeting prior to the commencement of voting at the Annual Meeting. A proxy may be revoked by any of the following methods:

•       a written instrument delivered to us stating that the proxy is revoked;

•       a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

•       attendance at the Annual Meeting and voting in person.

Please note, however, that if your shares of our common stock are held of record by a broker, bank or other nominee and you wish to vote such shares at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of such shares.

Adjournment of Annual Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies; Solicitation

We will pay the entire cost for soliciting proxies to be voted at the Annual Meeting, including the preparation, assembly, printing and mailing of these proxy materials. Copies of these proxy materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In these cases, we may reimburse the record holders for their reasonable expenses for forwarding proxy materials to, and obtaining authority to execute proxies from, such beneficial owners. Following the original mailing of these proxy materials, our directors, officers and employees may also solicit proxies by mail, telephone or in person. We will not pay any compensation to these individuals for their proxy solicitation efforts, but we may reimburse them for reasonable out-of pocket expenses in connection with any solicitation. In addition, we may engage a proxy solicitor to assist in the solicitation of proxies from our stockholders. If we engage a proxy solicitor, we expect that the fees we would pay to the proxy solicitor would not exceed $5,000, plus reasonable out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The first proposal is to elect three Class I directors to our Board of Directors. The Class I nominees are Dr. Thomas J. Campbell, Dr. Igor Y. Khandros and Lothar Maier, who are current directors of FormFactor. These nominees have been duly recommended by our Governance Committee and duly nominated by our Board of Directors, and have agreed to stand for reelection. The proxy holders intend to vote all proxies received by them for Messrs. Campbell, Khandros and Maier, unless otherwise instructed. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted for a nominee designated by our Board of Directors to fill the vacancy. As of the date of this Proxy Statement, our Board of Directors is not aware that any nominee is unable or will decline to serve as a director of our company.

Our Board of Directors recommends a vote FOR the election of Dr. Thomas J. Campbell, Dr. Igor Y. Khandros and Lothar Maier to our Board of Directors as Class I directors.

Board of Directors

Our Board of Directors consists of seven members and is divided into three classes, which we have designated as Classes I, II and III. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. The Class I directors will be elected at the Annual Meeting, the Class II directors will be elected at our 2008 Annual Meeting of Stockholders and the Class III directors will be elected at our 2009 Annual Meeting of Stockholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Information regarding our Class I and other directors, including their names and positions with our company, is set forth in the table below.

Name of Director	Age	Class	Position with FormFactor	Director Since
Dr. Homa Bahrami(2),(3)	52	II	Director	December 2004
Dr. Thomas J. Campbell(3)	54	I	Director	January 2006(4)
G. Carl Everett, Jr.(1),(2)	56	II	Director	June 2001
Dr. Igor Y. Khandros	52	I	Chief Executive Officer and Director	April 1993
Lothar Maier(2)	52	I	Director	November 2006(5)
James A Prestridge(1),(2)	75	III	Chairman of the Board of Directors	April 2002
Harvey A. Wagner(1),(3)	66	III	Director	February 2005

(1)          Current member of the Audit Committee.

(2)          Current member of the Compensation Committee.

(3)          Current member of the Governance Committee.

(4)          Dr. Campbell previously served as a FormFactor Director from July 2003 through November 2004, when he resigned to serve as Director of Finance for the State of California.

(5)          Our Board appointed Mr. Maier a FormFactor Director in November 2006 following identification by Board members and evaluation and recommendation of our Governance Committee.

Dr. Homa Bahrami has served as a Director since December 2004. Dr. Bahrami is a Senior Lecturer at the Haas School of Business, University of California at Berkeley. Dr. Bahrami has been on the Haas School faculty since 1986 and is widely published on organizational design and organizational development challenges and trends in the high technology sector. Dr. Bahrami holds a Ph.D. in organizational behavior from Aston University, U.K.

Dr. Thomas J. Campbell has served as a Director since January 2006. Dr. Campbell previously served as a Director from July 2003 through November 2004, when he resigned to become the Director of Finance for the State of California. Dr. Campbell was the California Director of Finance from December 2004 through November 2005. Dr. Campbell has served as the Dean of the Haas School of Business at the University of California at Berkeley since August 2002, taking a leave of absence from this post when he became California Director of Finance. Dr. Campbell was a professor at Stanford Law School from 1983 to August 2002. Dr. Campbell served as a U.S. congressman from 1989 to 1993 and from 1995 to January 2001, and as a California state senator from 1993 to 1995. Dr. Campbell also served as Director of the Federal Trade Commission’s Bureau of Competition from 1981 to 1983. Dr. Campbell holds a B.A., an M.A. and a Ph.D. in economics from the University of Chicago, and a J.D. from Harvard Law School.

G. Carl Everett, Jr. has served as a Director since June 2001. Mr. Everett founded GCE Ventures, a venture advisement firm, in April 2001. Mr. Everett is also a partner at Accel Partners, an early stage venture capital firm. From February 1998 to April 2001, Mr. Everett served as Senior Vice President, Personal Systems Group of Dell Computer Corporation. During 1997, Mr. Everett was on a personal sabbatical. From 1978 to December 1996, Mr. Everett held several management positions with Intel Corporation, including Senior Vice President and General Manager of the Microprocessor Products Group, and Senior Vice President and General Manager of the Desktop Products Group. Mr. Everett currently serves on the board of directors of three privately held companies. Mr. Everett holds a B.A. in business administration from New Mexico State University.

Dr. Igor Y. Khandros founded FormFactor in April 1993. Dr. Khandros has served as our Chief Executive Officer as well as a Director since that time. Dr. Khandros also served as our President from April 1993 to November 2004. From 1990 to 1992, Dr. Khandros served as the Vice President of Development of Tessera, Inc., a provider of chip scale packaging technology that he co-founded. From 1986 to 1990, he was employed at the Yorktown Research Center of IBM Corporation as a member of the technical staff and a manager. From 1979 to 1985, Dr. Khandros was employed at ABEX Corporation, a casting foundry and composite parts producer, as a research metallurgist and a manager, and he was an engineer from 1977 to 1978 at the Institute of Casting Research in Kiev, Ukraine. Dr. Khandros holds an M.S. equivalent degree in metallurgical engineering from Kiev Polytechnic Institute in Kiev, Ukraine, and a Ph.D. in metallurgy from Stevens Institute of Technology.

Lothar Maier has served as a Director since November 2006. Mr. Maier has served as the Chief Executive Officer and a member of the board of directors of Linear Technology Corporation, a supplier of high performance analog integrated circuits, since January 2005. Prior to that, Mr. Maier served as Linear Technology’s Chief Operating Officer from April 1999 to December 2004. Before joining Linear Technology, Mr. Maier held various management positions at Cypress Semiconductor Corporation, a provider of high-performance, mixed-signal, programmable solutions, from 1983 to 1999, most recently as Senior Vice President and Executive Vice President of Worldwide Operations. Mr. Maier holds a B.S. in chemical engineering from the University of California at Berkeley.

James A. Prestridge has served as Chairman of our Board of Directors since August 2005, and as a Director since April 2002. Mr. Prestridge served as a consultant for Empirix Inc., a provider of test and monitoring solutions for communications applications, from October 2001 until October 2003. From June 1997 to January 2001, Mr. Prestridge served as a Director of five private companies that were amalgamated into Empirix. Mr. Prestridge served as a director of Teradyne Inc., a manufacturer of automated test equipment, from 1992 until 2000. Mr. Prestridge was Vice-Chairman of Teradyne from

January 1996 until May 2000 and served as Executive Vice President of Teradyne from 1992 until May 1997. Mr. Prestridge currently serves on the board of directors of one privately held company. Mr. Prestridge holds a B.S. in general engineering from the U.S. Naval Academy and an M.B.A. from Harvard University. Mr. Prestridge served as a Captain in the U.S. Marine Corps.

Harvey A. Wagner has served as a Director since February 2005. Mr. Wagner has served as President and Chief Executive Officer of Quovadx, Inc., a Nasdaq-listed software and services firm, since October 2004, and as a member of the board of directors of Quovadx since April 2004. From May 2004 through October 2004, Mr. Wagner served as acting President and Chief Executive Officer of Quovadx. Prior to joining Quovadx, he served as Executive Vice President and Chief Financial Officer of Mirant Corporation, an independent energy company, from January 2003 through April 2004. In July 2003, Mirant filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and exited Chapter 11 in January 2006. Mr. Wagner joined Mirant shortly after the Securities and Exchange Commission launched an informal investigation into Mirant’s accounting practices. Prior to joining Mirant, Mr. Wagner was Executive Vice President of Finance, Secretary, Treasurer, and Chief Financial Officer at Optio Software, Inc., a provider of business process improvement solutions, from February 2002 to December 2002. From May 2001 to January 2002, he performed independent consulting services for various corporations. He was Chief Financial Officer and Chief Operating Officer for PaySys International, Inc. from December 1999 to April 2001. Mr. Wagner also serves on the board of directors of Cree, Inc., a publicly traded company where he is Chairman of the Audit Committee and a member of the Nominating and Governance Committee. Mr. Wagner holds a B.B.A. in accounting from the University of Miami in Coral Gables, Florida.

Emeritus Program

Our Board of Directors established an Emeritus program on May 19, 2005 under which our Board may appoint former directors to the position of Director Emeritus or Chairperson Emeritus in recognition of their service to our company and to assist in continuity of membership on our Board. Persons who accept appointment to the position of Director Emeritus or Chairperson Emeritus, as the case may be, provide advisory and consulting services on such business matters as our Board may determine and may participate in all meetings of our Board in a non-voting capacity. A Director Emeritus or Chairperson Emeritus serves for a one-year term that expires at the following annual meeting of our stockholders, which term is renewable. A Director Emeritus or Chairperson Emeritus is entitled to receive the same compensation for meetings actually attended as members of our Board of Directors, but they are not entitled to any stock grants, or any other fees or retainers. Dr. William H. Davidow, who served as a Director of FormFactor from April 1995 to August 2005, and as Chairman of the Board of Directors from June 1996 to August 2005, has served as Chairperson Emeritus since August 5, 2005.

Independence of Directors

Our Board of Directors has determined that each of our directors, other than Dr. Khandros who is our Chief Executive Officer, is independent. Accordingly, more than a majority of the members of our Board are independent. To be considered independent, a director may not have a direct or indirect material relationship with our company. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of our company and its stockholders. In determining whether a material relationship exists, our Board considers, for example, any employment or other relationship between a director or a company with which a director is affiliated, and our company. Our Board consults with our company’s legal counsel to ensure that its determinations are consistent with all relevant laws, rules and regulations regarding the definition of “independent director,” including applicable securities laws and the rules of the Nasdaq Global Market.

Board Meetings

During our fiscal year ended December 30, 2006, our Board of Directors held six meetings, including one telephone conference meeting. During fiscal 2006, all of the directors attended all of the meetings of the Board of Directors during the period that such director served, other than Messrs. Campbell and Everett who each attended all meetings but one, or 83.3% of such meetings.

The independent members of our Board of Directors meet regularly in executive sessions outside of the presence of management. The independent members met five times during fiscal 2006 in which all independent members attended, other than Messrs. Campbell and Everett who attended all meetings but one, or 80% of such meetings.

Committees of the Board of Directors

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Members of each of the standing committees are set forth in the table above under “Board of Directors.” Each committee has adopted a charter, which our Board of Directors has approved. A copy of the charter of each committee is posted on our company’s website at http://www.formfactor.com.

Audit Committee.   The Audit Committee oversees our company’s accounting and financial reporting processes and the audits of our financial statements, including oversight of our systems of internal controls and disclosure controls and procedures, compliance with legal and regulatory requirements, our internal audit function and the selection, compensation and evaluation of our independent registered public accounting firm. The members of our Audit Committee are currently and were in fiscal 2006 Messrs. Everett, Prestridge and Wagner. Mr. Wagner is the chairperson of this committee and served as chairperson during fiscal 2006. Our Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of the Securities and Exchange Commission and the Nasdaq Global Market, and is able to read and understand fundamental financial statements as contemplated by such rules. Our Board of Directors has also determined that Mr. Wagner is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission and is financially sophisticated within the meaning of the rules of the Nasdaq Global Market. The Audit Committee met nine times, including four telephone conference meetings, during the fiscal year ended December 30, 2006. During fiscal 2006, all of the committee members attended all of the meetings of the Audit Committee during the period that such committee members served, other than Mr. Everett who attended all meetings but one, or 88.9% of such meetings.

Compensation Committee.   The Compensation Committee oversees our company’s compensation plans, policies and programs, determines the compensation of our Chief Executive Officer, reviews and approves the compensation of all officers of our company who report to our Chief Executive Officer, and administers our equity and benefit plans. In addition, our Compensation Committee makes recommendations to the Board regarding appropriate compensation of non-employee directors. The members of our Compensation Committee are currently and were in fiscal 2006 Dr. Bahrami and Messrs. Everett, Maier (Mr. Maier joined this committee in December 2006.) and Prestridge. Mr. Prestridge is the chairperson of this committee and served as chairperson during fiscal 2006. Our Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the rules of the Nasdaq Global Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met seven times, including one telephone conference meeting, during the fiscal year ended December 30, 2006. During fiscal 2006, all of the committee members attended all of the meetings of the Compensation Committee during the period that such committee members served, other than Mr. Everett who attended all meetings but two, or 71.4% of such meetings.

Governance Committee.   The Governance Committee oversees our company’s corporate governance practices and our process for identifying, evaluating and recommending for nomination by our Board of Directors individuals for service on the Board and its committees. In addition, our Governance Committee assesses the composition and performance of our Board and our Board committees. The members of the Governance Committee are currently and were in fiscal 2006 Dr. Bahrami and Messrs. Campbell and Wagner. Dr. Bahrami is the chairperson of this committee and served as chairperson during fiscal 2006. Our Board of Directors has determined that each member of the Governance Committee is independent within the meaning of the rules of the Nasdaq Global Market and a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934. The Governance Committee met four times during the fiscal year ended December 30, 2006. During fiscal 2006, all of the committee members attended all of the meetings of the Governance Committee during the period that such committee members served, other than Mr. Campbell who attended all meetings but two, or 50% of such meetings.

Director Compensation

Fees.   The following table presents the compensation paid to our non-employee directors for fiscal 2006. Our directors who are employees of our company do not receive cash or equity-based compensation for their services as members of our Board of Directors. Compensation of our directors who are employees of our company is described under “Compensation Discussion and Analysis” and “Executive Compensation and Related Information” in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1), (2)	Total ($)
Dr. Homa Bahrami	49,000	166,420	215,420
Dr. Thomas J. Campbell	30,000	212,094	242,094
G. Carl Everett, Jr.	45,000	161,935	206,935
Lothar Maier	2,000	30,513	32,513
James A. Prestridge	79,000	164,891	243,891
Harvey A. Wagner	57,000	157,274	214,274

(1)          We granted these option awards to our directors under our 2002 Equity Incentive Plan. The options have an exercise price equal to the closing price of our company’s common stock on the Nasdaq Global Market on the grant date and have a seven-year term.

The amounts reflect the dollar amount recognized for fiscal 2006 financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or FAS123(R). Assumptions used in the calculation of these amounts are described in Note 6—Stock-Based Compensation to our company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

The grant date fair value of each stock option awarded to our non-employee directors in 2006 is set forth in the following table.

Name	Grant Date	Grant Date Fair Value of Stock Options (a)
Dr. Homa Bahrami	5/18/2006	$235,139
Dr. Thomas J. Campbell	1/3/2006	161,880
	5/18/2006	86,949
G. Carl Everett, Jr.	5/18/2006	235,139
Lothar Maier	11/10/2006	253,865
James A. Prestridge	5/18/2006	235,139
Harvey A. Wagner	5/18/2006	235,139

(a)        The amounts shown reflect the fair value of the award on the grant date used to determine the compensation expense under FAS 123(R) associated with the grant in our company’s consolidated financial statements and has been calculated using the Black-Scholes valuation model. The valuations are based on the assumptions discussed in Note 6—Stock-Based Compensation to our company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006. The Black-Scholes valuation model is only one of the methods available for valuing options, and our company’s use of this model should not be interpreted as a prediction as to the actual value that may be realized on the award. The actual value of the award may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the exercise price at the time of exercise.

(2)          A summary of options outstanding as of December 30, 2006 for each of our non-employee directors is as follows:

Name	Options Outstanding (#)
Dr. Homa Bahrami	33,013
Dr. Thomas J. Campbell	10,756
G. Carl Everett, Jr.	40,000
Lothar Maier	15,000
James A. Prestridge	90,000
Harvey A. Wagner	25,410

The cash compensation for our non-employee directors is set forth in the following table. Our Board of Directors approved this compensation effective beginning with fiscal 2006.

Element	Fiscal 2006 Compensation
Director Annual Retainer	$20,000
Chairperson Annual Retainer	$25,000 for Board chairperson $10,000 for Audit Committee chairperson $5,000 for other committee chairpersons
Board Meeting Fee	$2,000 per meeting, whether attended in person or telephonically
Committee Meeting Fee	$1,000 per meeting

Stock Options.   Each of our directors is eligible to receive grants under our 2002 Equity Incentive Plan. Each non-employee director who becomes a member of our Board of Directors is granted an option to purchase 15,000 shares of our common stock on the date that director joins the Board. In addition, immediately after each annual meeting of our stockholders, each non-employee director is granted an option to purchase 15,000 shares of our common stock, which is subject to pro-ration if such director has not served as a director for the full 12 months since the preceding option grant to such director.

Each option granted to a director has an exercise price equal to the fair market value of our common stock on the date of grant. The options terminate three months after the date the director ceases to be a director or consultant or 12 months if the termination is due to death or disability. All initial options granted to non-employee directors vest over a one-year period at a rate of 1/12th of the total shares granted at the end of each full succeeding month, so long as the non-employee director continuously remains our director or consultant. All succeeding option grants to non-employee directors generally vest as to 1/12th of the total shares granted at the end of each full succeeding month from the later of the date of grant or the date when all outstanding stock options and all outstanding shares issued upon exercise of any stock options granted to the non-employee director prior to the grant of such succeeding grant have fully vested. In the event of our dissolution or liquidation or a change in control transaction, options granted to our non-employee directors will become 100% vested and exercisable in full.

Other.   We reimburse all of our directors for travel and other necessary business expenses incurred in the performance of their services for our company’s Board and Board committee meetings, and extend coverage to them under our company’s travel accident and directors’ and officers’ indemnity insurance policies.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time since our incorporation been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

Our company has engaged consultants and other data collection services to assist our Human Resources department with collecting and analyzing information regarding the compensation practices of companies, including companies within our peer group as described in “Compensation Discussion and Analysis” in this Proxy Statement. Some of the consultants have met with members of our company’s management and Compensation Committee. The consultants and other service providers have not provided specific salary recommendations or any other advice or consulting services to us.

Consideration of Director Nominees

Our Governance Committee identifies, evaluates and recommends individuals for nomination by our Board of Directors for election as directors of our Board. The committee generally identifies nominees based upon recommendations by our directors and management. In addition, our Governance Committee also considers recommendations properly submitted by our stockholders. The committee may retain recruiting professionals to assist in the identification and evaluation of candidates for director nominees. To date, we have not paid any third parties to assist us in this process.

In selecting nominees for our Board of Directors, the Governance Committee considers candidates based on the need to satisfy the applicable rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Global Market, including the requirements for independent directors and an audit committee financial expert. Our Governance Committee also evaluates candidates in accordance with its charter, assessing a number of factors, including the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for our Board generally, and the candidate’s integrity, business acumen, understanding of our company’s business and industry, diversity, availability, the number of other boards on which the candidate serves, independence of thought, and overall ability to represent the interests of all stockholders of our company. The Governance Committee uses the same standards to evaluate nominees proposed by our directors, management and stockholders.

Stockholders can recommend qualified candidates for our Board of Directors by writing to our Corporate Secretary at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551. When making recommendations, a stockholder should submit recommendations for individuals that meet at least the criteria outlined above. Such recommendations should be accompanied by the information required by our bylaws and Regulation 14A under the Securities Exchange Act of 1934, which includes evidence of the nominating stockholder’s ownership of FormFactor common stock, biographical information regarding the candidate, and the candidate’s written consent to serve as a director if elected. We require that any such recommendations for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders be made no later than December 25, 2007 to ensure adequate time for meaningful consideration by the committee. See “Proposals for 2008 Annual Meeting of Stockholders” for additional information regarding deadlines for submitting proposals. Properly submitted recommendations will be forwarded to our Governance Committee for review and consideration. The committee may consider in the future whether our company should adopt a more formal policy regarding stockholder nominations.

After evaluating Messrs. Campbell, Khandros and Maier, our Governance Committee recommended to our Board of Directors in accordance with its charter, and our Board approved, the nomination of these current directors for election to our Board at our Annual Meeting.

Corporate Codes

We have adopted a Statement of Corporate Code of Business Conduct that applies to our directors, officers and employees, and a Statement of Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and the employees in our finance department. We provide training to our employees regarding our codes and various company policies, such as complying with our insider trading policy and preventing workplace harassment, which all employees are required to complete. In addition, we have adopted a Statement of Policy Regarding Corporate Code Violations (Complaints and Concerns and WhistleBlowers) that is designed to ensure that all of our directors, officers and employees observe high standards of personal and business ethics consistent with the Code of Business Conduct and the Code of Ethics, and to provide a forum to which our directors, officers and employees may report violations or suspected violations of our codes of conduct without fear of harassment, retaliation or adverse employment consequences. These corporate codes are posted on our company’s website at http://www.formfactor.com.

Stockholder Communications with our Board

Our stockholders may communicate with our Board of Directors or any of our individual directors by submitting correspondence by mail to our Corporate Secretary at FormFactor, Inc., 7005 Southfront Road, Livermore, California  94551, or by electronic mail at corporatesecretary@formfactor.com. Our Corporate Secretary or his designee will review such correspondence and provide such correspondence and/or summaries thereof, as appropriate, to our Board of Directors. Our company’s acceptance and forwarding of communications to our Board does not imply that the company’s directors owe or assume any fiduciary duties to persons submitting the communications. Our Corporate Secretary or his designee will handle correspondence relating to accounting, internal controls or auditing matters in accordance with our Statement of Policy Regarding Corporate Code Violations (Complaints and Concerns and WhistleBlowers), which Statement is available on our company’s website at http://www.formfactor.com. Our Governance Committee will periodically review our process for stockholders to communicate with our Board of Directors to ensure effective communications.

Board Attendance at Annual Meetings

We encourage the members of our Board of Directors to attend our annual meeting of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board. We may consider in the future whether our company should adopt a more formal policy regarding director attendance at annual meetings. All of our directors serving at the time of our 2006 Annual Meeting of Stockholders attended that annual meeting.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal is to ratify the selection of PricewaterhouseCoopers LLP as FormFactor’s independent registered public accounting firm for the fiscal year ending December 29, 2007. The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform the audit of our financial statements for fiscal 2007, and our stockholders are being asked to ratify such selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

Ratification by our stockholders of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by applicable law, our certificate of incorporation, our bylaws or otherwise. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify this selection, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

Our Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007.

Principal Auditor Fees and Services

The following is a summary of fees for professional services rendered to our company by PricewaterhouseCoopers LLP, our independent registered public accounting firm, during the fiscal years ended December 30, 2006 and December 31, 2005.

	2006	2005
Audit Fees	$1,235,000	$1,131,000
Audit-Related Fees	—	—
Tax Fees	19,238	227,000
All Other Fees	—	—
Total	$1,254,238	$1,358,000

Audit Fees.   Consists of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audits of management’s assessment of our internal control over financial reporting and the effectiveness of our internal control over financial reporting, review of our consolidated financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.   Consists of fees billed for assurance and related services that are traditionally performed by the independent accountant and generally are overseen by a licensed accountant and are not reported under “Audit Fees.”

Tax Fees.   Consists of fees billed for professional services for tax compliance, tax preparation, tax advice and tax planning. These services consist of assistance regarding federal, state and international tax compliance, assistance with the preparation of various tax returns, research and design tax study and international compliance.

All Other Fees.   Consists of fees for products and services other than the services reported above.

Pre-Approval of Audit and Non-Audit Services of Auditor

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services described above with respect to audit fees, tax fees and all other fees were pre-approved by our Audit Committee pursuant to its pre-approval policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of our Securities

The following table presents information regarding the beneficial ownership of our common stock as of April 1, 2007 for:

•       each person or entity known by us to own beneficially more than 5% of our common stock;

•       each of our directors;

•       our Chief Executive Officer, and the other officers named in the summary compensation table under “Executive Compensation and Related Information;” and

•       all of our directors and such officers as a group.

The percentage of beneficial ownership for the following table is based on 47,761,821 shares of our common stock outstanding as of April 1, 2007. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of April 1, 2007 through the exercise of any option, unit or other right, and restricted shares of our common stock, which are subject to a lapsing right of repurchase at their initial purchase price. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules and regulations of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has exercised options, units or other rights into shares of our common stock.

To our knowledge, except under community property laws or as otherwise noted, the persons named in the table below have sole voting and sole investment power with respect to all equity beneficially owned. Unless otherwise indicated, each director, officer and 5% stockholder listed below maintains a mailing address of c/o FormFactor, Inc., 7005 Southfront Road, Livermore, California  94551.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with FMR Corp.(1)	6,336,473	13.27%
Goldman Sachs Asset Management, L.P.(2)	3,223,221	6.75
Entities affiliated with Franklin Resources, Inc.(3)	2,841,571	5.95
Dr. Igor Y. Khandros(4)	2,645,424	5.50
PRIMECAP Management Company(5)	2,501,500	5.24
Benjamin N. Eldridge(6)	418,945	*
Stuart L. Merkadeau(7)	175,781	*
Ronald C. Foster(8)	64,461	*
Joseph R. Bronson(9)	42,887	*
James A. Prestridge(10)	85,748	*
G. Carl Everett, Jr.(11)	62,118	*
Dr. Homa Bahrami(12)	36,013	*
Harvey A. Wagner(13)	25,410	*
Lothar Maier(14)	15,000	*
Dr. Thomas J. Campbell(15)	5,547	*
All directors and officers as a group (11 persons)	3,577,334	7.32%

*                    Represents beneficial ownership of less than 1%.

       (1) As reported in the Schedule 13G/A of FMR Corp. and related persons for beneficial ownership as of December 31, 2006, which was filed on February 14, 2006 with the Securities and Exchange Commission. The address of FMR Corp. and related persons is 82 Devonshire Street, Boston, Massachusetts  02109.

       (2) As reported in the Schedule 13G of Goldman Sachs Asset Management, L.P. for beneficial ownership as of December 31, 2006, which was filed on February 8, 2007 with the Securities and Exchange Commission. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York  10005.

       (3) As reported in the Schedule 13G/A of Franklin Resources, Inc. and related persons for beneficial ownership as of December 31, 2006, which was filed on February 5, 2007 with the Securities and Exchange Commission. The address of Franklin Resources, Inc. and related persons is One Franklin Parkway, San Mateo, California  94403.

       (4) Includes 1,826,812 shares held by The Khandros—Bloch Revocable Trust As Amended 8/18/06 and 318,612 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, all of which shares will be vested. Excludes 180,079 shares held by The Susan Bloch 2005 Grantor Retained Annuity Trust U/A dated 8/16/05. Dr. Khandros has expressly disclaimed beneficial ownership of the shares held by his spouse’s trust.

       (5) As reported in the Schedule 13G of PRIMECAP Management Company for beneficial ownership as of December 31, 2006, which was filed on January 11, 2007 with the Securities and Exchange Commission. The address of PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, California  91101.

       (6) Includes 32,070 shares held by the Benjamin Niles Eldridge and Carol McKenzie-Wilson Living Trust. Includes 382,254 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, all of which shares will be vested.

       (7) Includes 3,788 shares held by the Stuart L. Merkadeau and Lisa A. Merkadeau Living Trust and 166,585 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, all of which shares will be vested.

       (8) Includes 61,578 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, all of which shares will be vested.

       (9) Includes 7,000 shares that are indirectly beneficially owned by Mr. Bronson (5,000 shares held by a revocable trust, 1,000 shares held in a custodian account for a minor child and 1,000 shares held as joint tenants with a child). Mr. Bronson resigned from our company effective as of January 5, 2007.

(10) Includes 13,748 shares held by the Prestridge Family Trust. Includes 72,000 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, of which 46,583 shares will be vested and 25,417 shares will be unvested.

(11) Includes 22,118 shares held by the Everett Family Revocable Trust. Includes 40,000 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, of which 23,958 shares will be vested and 16,042 shares will be unvested.

(12) Includes 33,013 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, all of which shares will be vested.

(13) Represents 25,410 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, all of which shares will be vested.

(14) Represents 15,000 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, of which 6,250 shares will be vested and 8,750 shares will be unvested.

(15) Represents 5,547 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007, all of which shares will be vested.

Equity Compensation Plans

The following table sets forth certain information, as of December 30, 2006, concerning securities authorized for issuance under all equity compensation plans of our company:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation plans approved by our stockholders(1), (2)	7,118,946	$24.39	3,390,293
Equity compensation plans not approved by our stockholders	—	—	—
Total:	7,118,946	$24.39	3,390,293

(1)          Includes our 2002 Equity Incentive Plan, 2002 Employee Stock Purchase Plan, Incentive Option Plan, Management Incentive Option Plan and 1996 Stock Option Plan. We do not have any options outstanding under our 1995 Option Plan. Since the effectiveness of our 2002 Equity Incentive Plan in connection with our initial public offering, we do not grant any options under our Incentive Option Plan, Management Incentive Option Plan, 1996 Stock Option Plan and 1995 Option Plan.

(2)          Our 2002 Equity Incentive Plan and our 2002 Employee Stock Purchase Plan provide that on each January 1st, the number of shares available for issuance under such plans shall increase by an amount equal to 5% of our total outstanding shares as of December 31st of the prior year for the Equity Incentive Plan and 1% of our total outstanding shares as of December 31st of the prior year for the Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees FormFactor’s accounting and financial reporting processes on behalf of the company’s Board of Directors. FormFactor’s management has primary responsibility for the preparation and integrity of the company’s consolidated financial statements, for implementing systems of internal control over financial reporting and for other financial reporting-related functions. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of FormFactor’s consolidated financial statements, expressing an opinion, based upon its audit, as to the conformity of such financial statements with generally accepted accounting principles in the United States and attesting to FormFactor management’s report of the effectiveness of internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed, with the company’s management and PricewaterhouseCoopers LLP, the audited consolidated financial statements of FormFactor as of and for the year ended December 30, 2006, including a discussion of the quality of FormFactor’s financial reporting and controls and internal control over financial reporting, as well as the selection, application and disclosure of critical accounting policies. In addition, the Audit Committee has reviewed and discussed the reports of FormFactor’s internal audit function and the performance of internal audit during fiscal 2006.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without the company’s management present, the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, “Communication with Audit Committees.”

The Audit Committee has received and reviewed written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP its independence from FormFactor.

Based on the above-mentioned reviews and discussions, the Audit Committee has recommended to the Board of Directors that FormFactor’s consolidated financial statements as of and for the year ended December 30, 2006 be included in the company’s Annual Report on Form 10-K for the year ended December 30, 2006.

Submitted by the Audit Committee

Harvey A. Wagner, Chairperson
G. Carl Everett, Jr.
James A. Prestridge

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Framework

Compensation Objectives

We are committed to a compensation philosophy that is market-competitive and ensures that our officers and other employees share in the company’s success. Our executive compensation plans, policies and programs are designed to achieve three primary objectives:

•       Attract, retain and motivate highly skilled individuals who contribute to the success of our company, and that of our stockholders,

•       Drive outstanding achievement of business objectives and reinforce our company’s strong pay-for-performance culture, and

•       Align our officers’ interests and value creation opportunities with the long-term interests and value creation opportunities of our stockholders.

Target Pay Position/Mix of Pay

Our compensation program is comprised of a combination of base salary, annual pay-for-performance cash bonus payments, and long-term equity grants. Each of these components is discussed in greater detail below under “Compensation Decisions.” We target our pay, both for the individual components and in the aggregate, to be competitive with the practices of our peer companies. Our strategy has been to examine peer group compensation practices, and with an understanding of those practices, create a highly leveraged, variable compensation opportunity for our officers. The Compensation Committee believes this approach best supports the pay-for-performance culture, and in turn, the creation of stockholder value. Our emphasis on variable, or at-risk, compensation ensures that our officers receive target or above-target compensation only to the extent that our company’s performance goals have been achieved or exceeded.

The Compensation Committee has historically approved actual compensation levels for officers above and below the target pay position, based on individual and company performance, to ensure an appropriate pay-for-performance alignment. Target pay positions across base salary, bonus and equity compensation, are the same for all employees in our company.

Compensation Benchmarking

The Compensation Committee examines the compensation practices of a peer group of companies to assess the competitiveness of all elements of our officer compensation programs. In Fall 2006, we reviewed and revised our peer group, with the assistance of an outside compensation consultant engaged by our company. We developed a peer group of 13 companies. These companies are comparable to our company in terms of industry and size, as shown in the table below. The compensation practices of this peer group of companies are the primary benchmark used when considering the competitiveness of our officer compensation. Additionally, we examine the compensation practices of 16 larger companies with which our company competes directly for key executive talent.

		Last Fiscal Year Revenue		Market Capitalization		Employee Size
	Industry Sector	Range	Median	Range	Median	Range	Median
Peer Group	Semiconductor/ Semiconductor equipment	$297.4 million- $1.5 billion	$463.7 million	$684.9 million- $6.3 billion	$1.4 billion	879-6,141	1,644
FormFactor	Semiconductor equipment	$369.2 million		$1.8 billion		1,100

The companies that are part of our peer group include:

Altera Corporation	Intersil Corporation	MKS Instruments, Inc.
Brooks Automation, Inc.	Komag, Incorporated	OmniVision Technologies, Inc.
Cree, Inc.	Lam Research Corporation	Veeco Instruments Inc.
Cymer, Inc.	MicroSemi Corporation	Verigy Ltd.
IDT Corporation

The Compensation Committee also reviews, on at least an annual basis, the executive pay practices of other companies similar to our company, as reported in surveys conducted by nationally recognized and accepted compensation survey providers. The information contained in these surveys is considered when making recommendations for each element of our officer’s compensation.

Compensation Decisions

Base Salary

Base salaries are designed to provide market-competitive, fixed compensation, which allows us to attract and retain the highly skilled officers required to drive business results and stockholder value. Base salary is determined by a number of factors, including level of responsibility, expertise and experience of the individual, competitive conditions in the industry and salary norms for individuals in comparable positions at comparable companies. Similarly, annual increases are determined by a number of factors, including the individual’s current base salary relative to market position, individual and company performance, expected future contribution of the individual to our company, internal equity and labor market dynamics.

The Compensation Committee reviews base salary amounts for our officers annually. The Compensation Committee sets the base salary level of our Chief Executive Officer, who in turn recommends for approval by the Compensation Committee the base salary levels of our company’s other officers who report to the Chief Executive Officer. Discussions regarding the compensation of each officer, including our Chief Executive Officer, are held outside of his presence.

2007 Base Salary.   For fiscal 2007, our Chief Executive Officer presented his base salary recommendations for the officers that report to him, including the officers named in the summary compensation table under “Executive Compensation and Related Information”, or NEOs, to the Committee. The salaries proposed in February 2007 represented an average increase of 3.6% over 2006 salary levels for the NEOs (excluding the Chief Executive Officer) receiving base salary increases. The Compensation Committee then discussed the Chief Executive Officer’s recommendations and, based on the factors described above, approved the base salaries for 2007, effective in April 2007.

For the Chief Executive Officer’s 2007 base salary, the Compensation Committee discussed our Chief Executive Officer’s performance and reviewed competitive data and analyses collected and developed by our company’s Human Resources department, and made base salary adjustments that were reviewed by the Committee in February 2007 and approved in April 2007. Effective in April 2007, the Compensation Committee set the Chief Executive Officer’s salary at $500,000, which approximates the 50th percentile of our peer group, and is an increase of 11.1%.

The current base salaries for our 2007 executive officers and our Chief Technology Officer are as follows:

Executive Officer	Position	Base Salary	Percent Increase
Dr. Igor Y. Khandros	Chief Executive Officer	$500,000	11.1%
Ronald C. Foster	Senior VP and Chief Financial Officer	310,000	6.9
Richard M. Freeman	Senior VP, Operations	330,000	13.8
Benjamin N. Eldridge	Senior VP, Development and Chief Technology Officer	275,000	3.8
Stuart L. Merkadeau	Senior VP, General Counsel and Secretary	260,000	0.0

2006 Base Salary.   The base salary review, recommendation and approval process in fiscal 2006 was substantially the same as in 2007, with Compensation Committee discussions and approvals occurring in April 2006. The 2006 base salaries of the NEOs were as follows:

Executive Officer	Base Salary	Percent Increase
Dr. Igor Y. Khandros	$450,296	12.5%
Joseph R. Bronson (1)	400,000	0
Ronald C. Foster	290,000	5.5
Benjamin N. Eldridge	265,000	0
Stuart L. Merkadeau	260,000	0

(1)          Mr. Bronson resigned from his positions of President and Member of Office of Chief Executive of our company effective as of January 5, 2007.

Bonus

We provide an annual bonus opportunity through our company’s Key Employee Bonus Plan, which awards cash bonuses to our Chief Executive Officer, other NEOs and other employees based upon the achievement of corporate and individual performance objectives. As an “at-risk” compensation arrangement, the bonus is designed to reward NEOs for achieving company-critical financial and operational goals that correlate closely with creating stockholder value.

The Compensation Committee, working with our management, approves corporate performance objectives for the current fiscal year for our Key Employee Bonus Plan. These corporate objectives are set at challenging levels to motivate high business performance and support attainment of company-critical financial and operational objectives. The Compensation Committee also approves a specific weighting for each objective. We do not disclose the specific corporate objectives and weightings against which our company’s performance will be measured because this information contains competitively sensitive information that we believe is not material to an understanding of the bonus awards to our officers.

The Compensation Committee is also responsible for establishing personal objectives for the Company’s Chief Executive Officer. For fiscal years 2006 and 2007, the bonus payout for our Chief Executive Officer is based only on the corporate performance objectives. Our Chief Executive Officer works with officers who directly report to him to identify and set individual performance objectives, which are then reviewed by the Compensation Committee.

For bonuses to be awarded under the Key Employee Bonus Plan, our company must achieve the minimum corporate performance objectives set by the Compensation Committee and each officer’s bonus payout is conditioned on that officer meeting his or her minimum job performance requirements. The Compensation Committee determines whether the corporate objectives were achieved for a particular measurement period and, if so, the level of achievement. The level of achievement of individual performance objectives for our Chief Executive Officer and for officers directly reporting to him is reviewed and approved by the Compensation Committee. The Compensation Committee has the discretion, in appropriate circumstances, to adjust bonus payouts or to grant no payout at all.

For fiscal 2006, target bonus opportunities for performance were set at 125% of base salary for our Chief Executive Officer and our President, and 80% of base salary for the other NEOs. Chief Executive Officer and President bonus payouts are based only on our company’s achievement of its corporate performance objectives, and other NEO bonuses are based on the achievement of both corporate and individual performance objectives, 80% and 20% respectively.

The Compensation Committee approved the 2006 corporate performance objectives in March 2006. These objectives were based on our company achieving goals related to revenue, earnings per share, manufacturing quality, on-time product delivery, product lead times and employee development actions. Our company met or exceeded most of the corporate objectives. Overall in 2006 our company performed above target for the corporate objectives. However, after reviewing the performance of our company and employees and upon the recommendation of our company’s management, the Compensation Committee approved a reduced corporate objectives achievement as if overall company performance was just above target on average.

In February 2007, our Chief Executive Officer presented his recommendations for bonus payments to the officers that report to him based on their individual performances and our company’s fiscal 2006 achievement of the corporate objectives as approved by the Compensation Committee. The Compensation Committee reviewed these recommendations, and approved bonus payouts for these officers. At the same time, the Compensation Committee determined the bonus payout for our Chief Executive Officer based only upon our company’s performance relative to the corporate objectives. The Compensation Committee approved the following bonus payments in 2007, based on fiscal 2006 performance, for our officers as follows:

Executive Officer	2006 Annual Target (% of Base Salary)	2006 Actual Bonus (% of Target)	Bonus Paid in 2007
Dr. Igor Y. Khandros	125%	103%	$572,000
Joseph R. Bronson	125	100	523,515
Ronald C. Foster	80	113	261,993
Benjamin N. Eldridge	80	99	209,673
Stuart L. Merkadeau	80	104	216,416

Beginning in fiscal 2007, the Compensation Committee has instituted a semi-annual measurement period for our Key Employee Bonus Plan, with objectives and associated payouts, determined and evaluated every six months. The performance periods in fiscal 2007 will be from January 1 to June 30, and July 1 to December 29.

The bonus target for our Chief Executive Officer will be 135% of base salary for 2007. Additionally, the bonus targets for our executive officers for 2007 will be 90% of their base salary.

Equity

Our 2002 Equity Incentive Plan authorizes the award of stock options, restricted stock, restricted stock units and stock bonuses to our officers. Equity awards to our officers are made at the discretion of the Compensation Committee in accordance with the 2002 Equity Incentive Plan and our company’s written policy on grants. Compensation tied to the performance of our company’s common stock is used to reward performance and contributions to our company, as well as for retention purposes.

The Compensation Committee believes that equity compensation is a very important component of our pay-for-performance compensation philosophy, and is an effective way to align compensation for executive officers over a multi-year period directly with the interests of our company’s stockholders by motivating and rewarding creation and preservation of stockholder value. Our equity compensation consists primarily of stock options, and in limited circumstances for executive officers, restricted stock units, which motivate and reward stockholder value creation and preservation in slightly different ways. Our executives and employees receive value from stock options only to the extent that our company’s stock price, and therefore, stockholder value, increases from the stock price on the grant date. Restricted stock units are impacted by all stock price changes, so the value to executives is affected by both increases and decreases in stock price.

The Compensation Committee also desires to create the appropriate balance between equity-based executive pay and stockholder concerns about stock usage and dilution. Accordingly, the Compensation Committee has taken the following steps to manage our company’s equity compensation plan:

•       Our net issuance of stock-based awards was 4.1% of outstanding common stock in 2006, which we believe to be within the average for companies that operate within our industry; and

•       The number of equity grants to individual executive officers are generally based on individual performance against achievement of their annual objectives in the preceding year, the expected future contribution and long-term retention of the executive and our performance compared to the peer group.

Equity awards to our officers are generally made on an annual basis, along with the annual option grants made to all other employees of our company. In May 2006, the Compensation Committee approved stock option grants to the NEOs based upon the considerations discussed above.

Our officers are also eligible to participate in our 2002 Employee Stock Purchase Plan on the same terms as all other employees of our company. The 2002 Employee Stock Purchase Plan permits our eligible officers to purchase shares of our common stock at a discount on a periodic basis through payroll deductions of between 1% and 15% of their cash compensation. Each offering period under this plan is now for 12 months fixed duration and consists of two six-month purchase periods. The purchase price for shares of our common stock purchased under this plan is 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. No officer will be able to purchase shares having a fair market value of more than $25,000, which is determined as of the first day of the applicable offering period, for each calendar year.

We do not have stock ownership guidelines for our officers at this time. The Compensation Committee will periodically evaluate this matter, and implement changes where it deems necessary.

Change of Control Benefits

We have entered into change of control severance agreements with our NEOs. The Compensation Committee believes that these agreements protect the interests of our stockholders by providing a framework for avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. The uncertainty about future status of employment among management that can arise in the face of a potential change of control could result in the untimely departure or distraction of key officers. Change of control agreements provide support to officers to remain with our company despite uncertainties while a change of control is under consideration or pending.

As further described below in this Proxy Statement, under the change of control agreements, if the officer’s employment is involuntarily terminated without cause, or the officer resigns for good reason (i.e., certain adverse changes in duties or compensation), within 12 months after a change of control, the officer will be entitled to receive the following benefits, contingent upon the officer’s execution of a release of claims in favor of our company:

•       Cash Severance Payments. We will provide a lump sum payment of one year’s annual base salary and bonus to the officer.

•       Health Benefits Continuation. We will provide health care coverage to the officer and his or her covered dependents/spouse for 12 months, subject to the participating officer’s compliance with a confidentiality agreement and an agreement not to solicit employees of our company for one year after termination.

•       Equity Acceleration. The vesting and exercisability of each equity award granted to the officer will automatically accelerate in full.

In addition to the benefits under the change of control severance agreements, our current stock option agreements under our stock option plans for our officers, including our 2002 Equity Incentive Plan, provide that in the event the officer’s employment is terminated without cause within 12 months following a change in control, the officer will receive credit for an additional 12 months of service for purposes of calculating the number of shares of our common stock that are vested under such option.

Under our Key Employee Bonus Plan, which provides for performance bonuses to our officers, if a change in control of our company occurs, all bonus awards will be deemed to have been earned at 100% of the bonus target percentage for the current plan measurement period (and for the subsequent consecutive measurement periods if they fall within the same fiscal year) and will be paid to the officer participants at that time.

Other Benefits and Perquisites

Our NEOs, like our other employees, may participate in various employee benefit plans, including health, dental and vision care plans, life insurance and our company’s 401(k) plan. Our company’s 401(k) is a defined contribution plan and provides for a company match of 50% for the first 3% of individual contributions to the plan. Based on our company’s profitability, we also contribute up to 7.5% of an officer’s pay. Our company’s contributions vest over four years from the officer’s hire date for both the company match and profit-sharing portions.

In addition, we provided a car allowance to our Chief Executive Officer of $7,200 per year, and a housing allowance of $46,800 to our President, Mr. Bronson, in fiscal 2006. At the request of our Chief Executive Officer, the Compensation Committee has eliminated his car allowance beginning in fiscal 2007.

We do not provide perquisites unless there is a company or job-related need. We annually review the perquisites that our officers receive.

Other Considerations

Equity Grant Practices

Our practice is to approve annual stock option grants at the May Compensation Committee meeting, and the grant price is the closing price on the day of the Compensation Committee meeting. The Compensation Committee approves all equity grants to our officers. Non-executive new hire grants are approved in the normal new hire offer process if within the pre-approved Committee guidelines for new hire grants. Any exceptions require Compensation Committee approval. The grant price and date is set by policy based on the new hire’s start of employment.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limitation on the deductibility of compensation payable in any particular tax year to the Chief Executive Officer and the four other most highly compensated officers. Section 162(m) of the Code generally provides that publicly-held companies cannot deduct compensation paid to its top officers to the extent that such compensation exceeds $1 million per officer. Compensation that is “performance-based” compensation within the meaning of the Code is exempted from the $1 million deduction limit.

While the Compensation Committee attempts to maximize the deductibility of compensation paid to the Chief Executive Officer and the four other most highly compensated officers, the Committee retains the discretion and flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy, and the interests of our stockholders. Accordingly, from time to time, the Compensation Committee may approve, and our company may pay, compensation to our officers that are not fully deductible under Section 162(m). For example, our Key Employee Bonus Plan does not meet the requirements for a “performance-based plan” under Section 162(m), and so if cash compensation for an officer exceeds $1 million, the excess would not be deductible.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with the company’s management. Based on our review and discussions, the Compensation Committee has recommended to FormFactor’s Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee

James A. Prestridge, Chairperson

Homa Bahrami, Ph.D.

G. Carl Everett, Jr.

Lothar Maier

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation

The following table presents information regarding the compensation paid during fiscal 2006 to our Chief Executive Officer, our President and Member of Office of Chief Executive who resigned effective as of January 5, 2007, our Chief Financial Officer and the two other most highly compensated officers who served during fiscal 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)
Dr. Igor Y. Khandros	2006	$436,835	$127,548	$1,324,428	$572,000	$27,326	$2,488,137
Chief Executive Officer
Joseph R. Bronson	2006	400,020	241,700	1,210,645	523,515	66,900	2,442,780
Former President and Member of Office of Chief Executive(1)
Ronald C. Foster	2006	285,962	─	484,310	261,993	22,869	1,055,134
Senior VP and Chief Financial Officer
Benjamin N. Eldridge	2006	265,050	─	829,030	209,673	19,068	1,322,821
Senior VP, Development and Chief Technology Officer
Stuart L. Merkadeau	2006	259,896	─	727,434	216,416	17,670	1,221,416
Senior VP, General Counsel and Secretary

(1)             Mr. Bronson resigned from our company effective as of January 5, 2007.

(2)             The amounts reflect the dollar amount recognized for fiscal 2006 financial statement reporting purposes in accordance with FAS123(R). Assumptions used in the calculation of these amounts are described in Note 6—Stock-Based Compensation to our company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

(3)             The amounts shown in this column reflect the cash bonus payouts awarded for 2006 performance, which were paid in February 2007, under our company’s Key Employee Bonus Plan, which is described under “Compensation Discussion and Analysis” in this Proxy Statement. In fiscal 2006, our company awarded and paid the bonus payouts under our company’s Key Employee Bonus Plan for 2005 performance. The fiscal 2006 bonus payouts are as follows:  (i) Mr. Khandros received $283,743, (ii) Mr. Bronson received $281,154, (iii) Mr. Foster received $141,932, (iv) Mr. Eldridge received $146,365 and (v) Mr. Merkadeau received $124,992.

(4)             The following table provides detail regarding “All Other Compensation.”

All Other Compensation

Name	Group Term Life Insurance (a)	Disability Insurance (b)	401(k) Matching Contributions (c)	401(k) Profit Sharing Contributions (d)	Vehicle Allowance	Housing Allowance
Dr. Igor Y. Khandros	$1,906	$2,398	$1,272	$14,550	$7,200	$—
Joseph R. Bronson	3,354	2,196	—	14,550	—	46,800
Ronald C. Foster	2,693	1,570	4,056	14,550	—	—
Benjamin N. Eldridge	891	1,455	2,172	14,550	—	—
Stuart L. Merkadeau	872	1,427	821	14,550	—	—

(a)              Value of life insurance premiums in excess of $50,000 paid by our company.

(b)             Disability insurance premiums paid by our company.

(c)              401(k) matching contributions by our company, which contributions are subject to vesting.

(d)             401(k) profit sharing contributions by our company, which contributions are subject to vesting.

Grants of Plan-Based Awards in Fiscal 2006

The following table presents information regarding stock options granted during fiscal 2006 to our officers named in the summary compensation table above. We granted these equity awards to these officers under our 2002 Equity Incentive Plan. The options have an exercise price equal to the closing price of our company’s common stock on the Nasdaq Global Market on the grant date and have a seven-year term. The vesting schedule for these options is set forth below in the “Outstanding Equity Awards at Fiscal Year Ended December 30, 2006” table. There can be no assurance that the Grant Date Fair Value of Equity Awards will ever be realized. The following table also presents information regarding potential awards under our Key Employee Bonus Plan for 2006.

					All Other	Exercise	Grant
					Option Awards:	or Base	Date Fair
	Estimated Future Payouts Under				Number of	Price of	Value of
	Non-Equity Incentive Plan Awards			Grant Date	Securities	Option	Equity
Name	Threshold ($)(1)	Target ($)	Maximum ($)	for Option Awards	Underlying Options	Awards ($/sh)	Awards ($)(2)
Dr. Igor Y. Khandros	0	555,340	1,110,680	5/11/2006	131,540	39.84	2,537,407
Joseph R. Bronson	0	500,000	1,000,000	5/11/2006	48,080	39.84	927,463
	—	—	—	5/21/2006	46,140	39.84	835,595
Ronald C. Foster	0	231,850	428,923	5/11/2006	65,580	39.84	1,265,038
Benjamin N. Eldridge	0	211,790	391,812	5/11/2006	32,310	39.84	623,260
	—	—	—	5/21/2006	37,370	39.84	676,771
Stuart L. Merkadeau	0	208,092	384,970	5/11/2006	42,310	39.84	816,160
	—	—	—	5/21/2006	12,270	39.84	222,210

(1)             The threshold calculations assume that our company has not met the minimum corporate performance objectives for fiscal 2006 under our Key Employee Bonus Plan.

(2)             The amounts shown reflect the fair value of the award on the grant date used to determine the compensation expense under FAS 123(R) associated with the grant in our company’s consolidated financial statements and has been calculated using the Black-Scholes valuation model. The valuations are based on the assumptions discussed in Note 6—Stock-Based Compensation to our company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006. The Black-Scholes valuation model is only one of the methods available for valuing options, and our company’s use of this model should not be interpreted as a prediction as to the actual value that may be realized on the award. The actual value of the award may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the exercise price at the time of exercise.

Outstanding Equity Awards at Fiscal Year Ended December 30, 2006

The following table presents information regarding outstanding equity awards held by our officers named in the summary compensation table above at December 30, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(19)
Dr. Igor Y. Khandros	104,228	—	14.00	6/11/2013		8,500	(17)	316,625
	66,666	33,334	19.50	8/14/2013	(1)
	—	30,000	19.50	8/14/2013	(2)
	29,000	29,000	23.56	2/15/2015	(3)
	25,000	75,000	25.39	11/4/2015	(4)
	—	131,540	39.84	5/11/2013	(5)
Joseph R. Bronson	9,375	3,125	19.20	5/13/2014	(6)	28,824	(18)	1,073,694
	104,166	95,834	26.02	11/17/2014	(7)
	25,000	75,000	25.39	11/4/2015	(8)
	—	94,220	39.84	5/11/2013	(5)
Ronald C. Foster	42,725	61,875	22.83	3/2/2015	(9)
	—	65,580	39.84	5/11/2013	(5)
Benjamin N. Eldridge	110,000	—	3.25	6/10/2009
	60,000	—	5.50	9/21/2010
	115,105	—	6.50	9/6/2011
	2,625	28,875	6.50	4/17/2012	(10)
	16,903	—	14.00	6/11/2013
	1,915	21,085	19.50	8/14/2013	(10)
	—	13,800	19.50	8/14/2013	(11)
	—	28,000	23.56	2/15/2015	(11)
	13,750	41,250	25.39	11/4/2015	(12)
	—	32,310	39.84	5/11/2013	(13)
	—	37,370	39.84	5/21/2013	(5)
Stuart L. Merkadeau	2,077	—	6.50	9/6/2011
	13,307	—	6.50	10/30/2011
	15,384	—	6.50	4/17/2012
	34,616	—	6.50	4/17/2012
	10,416	14,584	6.50	4/17/2012	(14)
	5,416	—	14.00	6/11/2013
	7,142	—	14.00	6/11/2013
	9,582	13,418	19.50	8/14/2013	(14)
	—	13,800	19.50	8/14/2013	(15)
	33,333	6,667	19.50	8/14/2013	(16)
	—	28,000	23.56	2/15/2015	(15)
	12,500	37,500	25.39	11/4/2015	(8)
	—	42,310	39.84	5/11/2013	(5)
	—	12,270	39.84	5/21/2013	(5)

          (1) Commenced vesting on April 15, 2006 in equal monthly installments over 12 months.

          (2) Commenced vesting on April 15, 2007 in equal monthly installments over 12 months.

          (3) 50% vested on April 3, 2006 and the remaining 50% vests on April 3, 2008.

          (4) 25% vests on each April 3rd of 2006, 2007, 2008 and 2009.

          (5) 100% vests on May 11, 2010.

          (6) Commenced vesting on March 14, 2006 in equal monthly installments over 12 months.

          (7) 25% vested on November 17, 2005 and the remaining vests ratably each month to November 17, 2008.

          (8) 100% vests on November 17, 2009.

          (9) 25% vested on March 2, 2006 and the remaining vests ratably each month to March 2, 2009.

    (10) Commenced vesting on November 21, 2006 in equal monthly installments over 12 months.

    (11) Commences vesting on November 21, 2007 in equal monthly installments over 12 months.

    (12) 25% vests on each May 21st of 2006, 2007, 2008 and 2009.

    (13) 100% vests on May 11, 2008.

    (14) Commenced vesting on July 5, 2006 in equal monthly installments over 12 months.

    (15) Commences vesting on July 5, 2007 in equal monthly installments over 12 months.

    (16) Commenced vesting on August 14, 2003 in equal monthly installments over 48 months.

    (17) 100% vests on April 3, 2008.

    (18) One-third vests on each January 1st of 2007, 2008 and 2009 (or the next business day if not a trading day).

    (19) Market value was determined by multiplying the price for a share of our company’s common stock as of December 30, 2006 by the number of restricted stock units outstanding.

Option Exercises and Stock Vested at Fiscal Year Ended December 30, 2006

The following table presents information concerning the exercise of options during fiscal 2006 held by our officers named in the summary compensation table above, and the vested stock held by them at December 30, 2006.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dr. Igor Y. Khandros	—	$—		8,500	$343,060	(1)
Joseph R. Bronson	7,000	142,660	(2)	9,608	237,894	(3)
Ronald C. Foster	1,800	36,306	(4)	—	—
	1,800	45,900	(5)	—	—
	1,800	36,306	(6)	—	—
Benjamin N. Eldridge	—	—		—	—
Stuart L. Merkadeau	7,000	165,060	(7)	—	—
	4,000	134,720	(8)	—	—
	20,000	698,500	(9)	—	—
	2,693	94,605	(10)	—	—
	307	8,482	(11)	—	—
	3,000	98,190	(12)	—	—
	3,000	104,250	(13)	—	—
	3,000	68,400	(14)	—	—

       (1) On April 3, 2006, 8,500 restricted stock units vested in favor of Dr. Khandros at a closing market price of $40.36.

       (2) On January 9, 2006, Mr. Bronson exercised 7,000 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $6.50 per share compared to the market price at the time of exercise of $26.88.

       (3) On January 3, 2006, 9,608 restricted stock units vested in favor of Mr. Bronson at a closing market price of $24.76.

       (4) On August 3, 2006, Mr. Foster exercised 1,800 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $22.83 per share compared to the market price at the time of exercise of $43.00.

       (5) On September 1, 2006, Mr. Foster exercised 1,800 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $22.83 per share compared to the market price at the time of exercise of $48.33.

       (6) On October 4, 2006, Mr. Foster exercised 1,800 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $22.83 per share compared to the market price at the time of exercise of $43.00.

       (7) On February 2, 2006, Mr. Merkadeau exercised 7,000 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $14.00 per share compared to the market price at the time of exercise of $37.58.

       (8) On March 6, 2006, Mr. Merkadeau exercised 4,000 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $6.50 per share compared to the average market price at the time of exercise of $41.43

       (9) On May 1, 2006, Mr. Merkadeau exercised 20,000 options. The exercise price of the options was $6.50 per share compared to the market price at the time of exercise of $41.425.

(10) On May 4, 2006, Mr. Merkadeau exercised 2,693 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $6.50 per share compared to the market price at the time of exercise of $41.63.

(11) On May 4, 2006, Mr. Merkadeau exercised 307 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $14.00 per share compared to the market price at the time of exercise of $41.63.

(12) On July 5, 2006, Mr. Merkadeau exercised 3,000 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $14.00 per share compared to the market price at the time of exercise of $46.73.

(13) On September 5, 2006, Mr. Merkadeau exercised 3,000 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $14.00 per share compared to the market price at the time of exercise of $48.75.

(14)   On November 6, 2006, Mr. Merkadeau exercised 3,000 options pursuant to his 10b5-1 trading plan. The exercise price of the options was $14.00 per share compared to the market price at the time of exercise of $36.80.

Change of Control, Severance and Indemnification Agreements

Change of Control. We have entered into change of control severance agreements with each of our executive officers and certain other officers. Each change of control severance agreement provides for the officer to receive the following severance benefits upon a qualifying termination of employment within one year following a change of control of our company, subject to the officer signing a release of claims in favor of our company:

•       lump sum severance payment equal to one year of base salary and bonus,

•       health benefits continuation for one year (subject to the participating officer’s compliance with a confidentiality agreement and an agreement not to solicit employees of our company for one year after termination), and

•       fully accelerated vesting of options or other equity awards.

Terminations of employment that entitle the officer to receive severance benefits under the change of control severance agreement consist of either termination by our company without cause or by resignation of the officer for good reason (as each of these terms is defined in the agreement) within one year following a change of control.

The change of control severance agreements provide that if payments to an officer are subject to the excise tax imposed by Section 280G of the Internal Revenue Code, the severance benefits will be reduced to the extent that such reduction would increase the benefits received by the officer on an after-tax basis. A

“change of control” for purposes of the change of control severance agreements means:  (i) consummation of a merger or consolidation of our company resulting in a change in ownership of more than 40% of the total voting securities of our company, (ii) any approval by the stockholders of our company of a plan of complete liquidation of our company, other than as a result of insolvency, (iii) sale or disposition of all or substantially all of our company’s assets, (iv) acquisition of 40% or more of our company’s voting securities, or (v) during any period of two consecutive years, the current directors (or their successors approved by our Board of Directors) ceasing to constitute a majority of our company’s Board of Directors. The change of control severance agreements do not alter the at-will employment of the officers who have entered into them.

In addition to the benefits under the change of control severance agreements, our current stock option agreements under our stock option plans for our officers, including our 2002 Equity Incentive Plan, provide that in the event the officer’s employment is terminated without cause within 12 months following a change in control, the officer will receive credit for an additional 12 months of service for purposes of calculating the number of shares of our common stock that are vested under such option.

Under our Key Employee Bonus Plan, which provides for performance bonuses to our officers, if a change in control of our company occurs, all bonus awards will be deemed to have been earned at 100% of the bonus target percentage for the current plan measurement period (and for the subsequent consecutive measurement periods if they fall within the same fiscal year) and will be paid to the officer participants at that time.

The following table presents information regarding change of control payment and benefits estimates. We prepared the table assuming that a change of control occurred and the employment of our officers named in the summary compensation table above, other than Mr. Bronson who resigned from our company effective as of January 5, 2007 and received the separation benefits described below, was terminated without cause or by resignation of the officer for good reason on December 30, 2006, which is the last business day of 2006. For purposes of valuing the accelerated vesting of unvested equity awards, we have used the “intrinsic value” of equity awards based on the closing share price of FormFactor common stock as of December 29, 2006. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such officer’s separation from our company.

	Dr. Igor Y. Khandros	Ronald C. Foster	Benjamin N. Eldridge	Stuart L. Merkadeau
Base salary ($)	$450,296	$290,000	$265,000	$260,000
Short term incentive compensation ($)	555,340	231,850	211,790	208,092
Stock options ($)	2,410,689	892,238	2,379,660	1,877,987
Stock awards ($)	316,625	—	—	—
Health benefits ($)	11,970	11,970	11,970	11,970
Total:	$3,744,920	$1,426,058	$2,868,420	$2,358,049

On January 30, 2007, we entered into a Separation Agreement and General Release with our company’s former President and Member of Office of Chief Executive, Joseph R. Bronson, who resigned from our company effective as of January 5, 2007. Mr. Bronson also resigned from our Board of Directors effective as of January 5, 2007. Under the Separation Agreement, Mr. Bronson received severance of $400,000, which represents 12 months of his base salary, his fiscal 2006 bonus of $523,515 under our company’s Key Employee Bonus Plan, reimbursement of his premiums for health insurance benefits through December 31, 2007 and his relocation expenses. In addition, Mr. Bronson received accelerated vesting of a portion of his unvested stock options and all of his restricted stock units, representing options for an aggregate of 68,226 shares and restricted stock units for 19,216 shares, with all vested shares under his options exercisable until May 1, 2007. Mr. Bronson executed a general release and waiver of claims in favor of our company, and continues to be bound by the company’s Employment, Confidential Information and Invention Assignment Agreement. Mr. Bronson will continue to be available in a consulting role to our company’s executive management.

Indemnification. We have entered into indemnification agreements with each of our current directors, executive officers and certain other officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements are in addition to the indemnity provisions in our company’s certificate of incorporation and bylaws. We also intend to enter into indemnification agreements with our future directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors recognizes that transactions between our company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions to the Governance Committee. Pursuant to that authority, the Governance Committee has adopted the Statement of Policy Regarding Related Person Transactions to provide procedures for reviewing, approving and ratifying any transaction involving our company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a material interest as determined by our Governance Committee. This policy is intended to supplement, and not to supersede, our company’s other policies that may be applicable to or involve transactions with related persons, such as the Company’s Statement of Corporate Code of Business Conduct. This policy is posted on our company’s website at http://www.formfactor.com.

Other than the compensation arrangements that are described above in “Director Compensation,” the option grants and exercises, restricted stock unit grants and exercises, stock purchases and other arrangements that are described in “Compensation Discussion and Analysis” and “Executive Compensation and Related Information,” and the registration rights agreements described below, since December 31, 2005, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our common stock or entities affiliated with them had or will have an interest.

Certain of our common stockholders, who own shares of our common stock that were issued upon the automatic conversion of their preferred stock upon the closing of our initial public offering, have registration rights under various agreements to which we are a party. These stockholders include Dr. Igor Y. Khandros, who is our Chief Executive Officer and a Director, Dr. Khandros’ spouse, and Benjamin N. Eldridge, who is our Senior Vice President, Development and Chief Technology Officer.

PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.   Our stockholders may submit proposals on matters appropriate for stockholder action at our annual meetings of stockholders, including director nominations, in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2008 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied, the information required by Rule 14a-8 and our bylaws must be timely submitted to us and such proposals must be received by us no later than December 25, 2007. Such proposals should be delivered or mailed to the attention of our corporate secretary at our principal executive offices, which are FormFactor, Inc., 7005 Southfront Road, Livermore, California  94551, and we also encourage you to send a copy via e-mail to corporatesecretary@formfactor.com.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.   Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, the stockholder must have given timely notice thereof in writing to the corporate secretary not less than 75 nor more than 105 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2008 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by the corporate secretary at our principal executive offices between February 3, 2008 and March 4, 2008. In no event will the public announcement of an adjournment or a postponement of our annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as provided above. A stockholder’s notice to the corporate secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws and applicable law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of these forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements for the year ended December 31, 2006 were met.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the accompanying Notice of Annual Meeting of Stockholders. As to any business that may properly come before the Annual Meeting, however, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the designated proxy holders.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares of FormFactor common stock may be represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Stuart L. Merkadeau
Secretary

Livermore, California

April 23, 2007

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — FormFactor, Inc.

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
(This proxy is solicited on behalf of the Board of Directors of FormFactor, Inc.)

Your vote is important. Whether or not you plan to attend the 2007 Annual Meeting of Stockholders of FormFactor, Inc. in person, we urge you to complete, date, sign and promptly mail this proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares of our common stock may be represented at the Annual Meeting.

The undersigned stockholder of FormFactor, Inc. hereby revokes all prior proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 17, 2007, appoints Ronald C. Foster and Stuart L. Merkadeau, or either of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, par value $0.001 per share, of FormFactor, Inc. held of record by the undersigned stockholder at the close of business on March 30, 2007, at the 2007 Annual Meeting of Stockholders to be held at our offices, located at 7005 Southfront Road in Livermore, California, on Thursday, May 17, 2006 at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned stockholder might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO VOTING CHOICE IS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE CLASS I NOMINEES TO THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL NO. 2.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

FormFactor, Inc.

[NAME]
[ADDRESS]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

2007 Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The FormFactor Board of Directors recommends a vote FOR the election of the Class I director nominees listed below and FOR Proposal 2.

1.		To elect as Class I directors the following nominees:
	For	Withhold			For	Withhold		For	Withhold
01- Dr. Thomas J. Campbell	☐	☐	02- Dr. Igor Y. Khandros		☐	☐	03-Lothar Maier	☐	☐

		For	Against	Abstain
2.		To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of FormFactor for the fiscal year ending December 29, 2007 ☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.					Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.		☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.					Signature 2 — Please keep signature within the box.
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